Exhibit 99.1

Zale Corporation Reports First Quarter Fiscal 2012 Results

  Comparable store sales up 5.8%
  Gross margin increased $22.6 million, or 300 basis points, to 53.5%
  Revenue and gross margin include a $6.3 million increase resulting from a change in warranty revenue recognition

DALLAS--(BUSINESS WIRE)--November 21, 2011--Zale Corporation (NYSE: ZLC) today announced its financial results for the first quarter ended October 31, 2011.

Fiscal First Quarter 2012 Results

Revenues for the quarter ended October 31, 2011 were $351 million, an increase of $24 million, or 7.3%, compared to $327 million in the same period last year. Comparable store sales, which are based on year-over-year merchandise sales, increased 5.8% during the quarter ended October 31, 2011, compared to a decrease of 1.1% during the same period last year. At constant exchange rates, which exclude the effect of translating Canadian currency denominated sales into U.S. dollars, comparable store sales increased 5.2% for the quarter.

For the quarter ended October 31, 2011, gross margin was $188 million, an increase of 13.7% compared to $165 million in the same period last year. The Company achieved gross margin of 53.5%, compared to 50.5% in the comparable quarter last year. The 300 basis point improvement was achieved through a combination of price increases and lower levels of merchandise discounts, partially offset by the impact of rising commodity costs. Gross margin was also impacted by an 85 basis point increase from the change in warranty revenue recognition.

Selling, general and administrative expenses were $200 million, or 56.9% of revenues, in the quarter ended October 31, 2011, compared to $195 million, or 59.7% of revenues, in the same period last year. The improvement as a percent of revenues reflects greater operating leverage of store and corporate expenses. The Company’s operating loss for the quarter was $22 million compared to an operating loss of $42 million in the prior year quarter. Operating margin improved 640 basis points, to negative 6.4%, for the quarter ended October 31, 2011, compared to negative 12.8% in the same period last year. The 640 basis point increase was primarily driven by gross margin improvement and greater operating leverage.

The Company incurred a net loss from continuing operations for the first quarter ended October 31, 2011 of $32 million, or $0.99 per share, compared to a net loss from continuing operations of $97 million, or $3.03 per share, in the comparable quarter last year. The first quarter of fiscal 2011 included a charge to interest expense of $46 million, or $1.43 earnings per share, which resulted from the amendment to our Senior Secured Term Loan. The change in warranty revenue recognition improved net loss per share for the first quarter of fiscal 2012 by $0.18.

Inventory at October 31, 2011 stood at $857 million, compared to $834 million in the same period last year.

“Our performance this quarter demonstrates the progress we are making towards returning the Company to profitability,” commented Theo Killion, Chief Executive Officer. “We’ve now achieved top line growth in four consecutive quarters, and our efforts to expand operating margins are gaining traction.”

Change in Recognition of Lifetime Warranty Revenue

Effective with the first quarter of fiscal 2012, the Company began recognizing revenue on lifetime warranty sales in proportion to when the warranty costs are expected to be incurred over an estimated eight-year life. The existing deferred lifetime warranty revenue balance will be recognized prospectively, in proportion to the remaining expected warranty costs.

Previously, the Company had recognized revenue from lifetime warranty sales on a straight-line basis over five years. ASC 605-20, Revenue Recognition – Services, requires recognition of warranty revenue on a straight-line basis until sufficient cost history exists. Once sufficient cost history exists, revenue is required to be recognized in proportion to when expenses are incurred. The Company has sold lifetime warranties for five years, which has provided sufficient cost history to support the recognition of revenue in proportion to the expected costs. Our cost history indicates that lifetime warranty costs are incurred primarily in the first two years after the sale.

The change in revenue recognition positively impacted first quarter fiscal 2012 revenue, gross margin and operating results by $6.3 million and earnings per share by $0.18. The Company expects the change in revenue recognition to positively impact fiscal 2012 revenue, gross margin and operating results by approximately $30 million.

Conference Call

A conference call will be held today at 5:00 p.m. Eastern Time. Parties interested in participating should dial 877-545-6744 or 706-634-1959 (passcode: 25466682) five minutes prior to the scheduled start time. A live webcast and slide presentation, as well as a replay of the call, will be available on the Investor Relations section of the Company’s web site at www.zalecorp.com. For additional information, contact Investor Relations at 972-580-4391.

About Zale Corporation

Zale Corporation is a leading specialty retailer of diamonds and other jewelry products in North America, operating approximately 1,820 retail locations throughout the United States, Canada and Puerto Rico, as well as online. Zale Corporation's brands include Zales Jewelers, Zales Outlet, Gordon's Jewelers, Peoples Jewellers, Mappins Jewellers and Piercing Pagoda. Zale also operates online at www.zales.com, www.zalesoutlet.com, www.gordonsjewelers.com, www.peoplesjewellers.com and www.pagoda.com. Additional information on Zale Corporation and its brands is available at www.zalecorp.com.

This release and related presentations contain forward-looking statements, including statements regarding future sales, expenses, margins and profitability. Forward-looking statements are not guarantees of future performance and a variety of factors could cause the Company's actual results to differ materially from the results expressed in the forward-looking statements. These factors include, but are not limited to: if the general economy continues to perform poorly, discretionary spending on goods that are, or are perceived to be, “luxuries” may decrease; the concentration of a substantial portion of the Company’s sales in three, relatively brief selling seasons means that the Company’s performance is more susceptible to disruptions; most of the Company’s sales are of products that include diamonds, precious metals and other commodities, and fluctuations in the availability and pricing of commodities could impact the Company’s ability to obtain and produce products at favorable prices; the Company’s sales are dependent upon mall traffic; the Company operates in a highly competitive industry; the financing market remains difficult, and if we are unable to meet the financial commitments in our current financing arrangements it will be difficult to replace or restructure these arrangements; and changes in regulatory requirements may increase the cost or adversely affect the Company’s operations and its ability to provide consumer credit and write credit insurance. For other factors, see the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended July 31, 2011. The Company disclaims any obligation to update or revise publicly or otherwise any forward-looking statements to reflect subsequent events, new information or future circumstances, except as required by law.

ZALE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited, in thousands, except per share amounts)

	Three Months Ended October 31,
	2011	2010

Revenues	$350,983	$327,037
Cost of Sales	163,309	161,944
Gross Margin	187,674	165,093
% of Revenue	53.5%	50.5%
Selling, General and Administrative	199,775	195,203
% of Revenue	56.9%	59.7%
Depreciation and Amortization	9,888	10,722
Other Charges	498	1,120
Operating Loss	(22,487)	(41,952)
% of Revenue	(6.4)%	(12.8)%
Interest Expense	9,930	55,320
Loss Before Income Taxes	(32,417)	(97,272)
Income Tax Benefit	(697)	(120)
Loss from Continuing Operations	(31,720)	(97,152)
Loss from Discontinued Operations, Net of Taxes	(154)	(730)
Net Loss	$(31,874)	$(97,882)

Basic and Diluted Net Loss per Common Share:
Loss from Continuing Operations	$(0.99)	$(3.03)
Loss from Discontinued Operations	-	(0.02)
Net Loss per Share	$(0.99)	$(3.05)

Weighted Average Number of Common Shares Outstanding:
Basic	32,162	32,108
Diluted	32,162	32,108

ZALE CORPORATION AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEET
(Unaudited, amounts in thousands)

	October 31,
	2011	2010
ASSETS
Current Assets:
Cash and cash equivalents	$30,126	$25,012
Merchandise inventories	856,891	834,302
Other current assets	52,738	44,581
Total current assets	939,755	903,895

Property and equipment	701,297	699,023
Less accumulated depreciation and amortization	(567,045)	(533,360)
Net property and equipment	134,252	165,663

Other assets	241,776	228,124
Total Assets	$1,315,783	$1,297,682

LIABILITIES AND STOCKHOLDERS’ INVESTMENT
Current liabilities:
Accounts payable and accrued liabilities	$382,977	$380,698
Deferred tax liability	92,956	78,430
Total current liabilities	475,933	459,128

Long-term debt	493,954	450,454
Other liabilities	172,381	175,039

Stockholders’ Investment	173,515	213,061

Total liabilities and stockholders’ investment	$1,315,783	$1,297,682

CONTACT:
Zale Corporation
Roxane Barry, 972-580-4391
Director of Investor Relations